EXHIBIT 99.1
Carter Validus Mission Critical REIT II, Inc.
Fourth Quarter and Year Ended 2019 Results
TAMPA, FL (April 2, 2020) - Carter Validus Mission Critical REIT II, Inc., or the Company, a public, non-traded real estate investment trust focused on net-leased data center and healthcare properties, announced operating results for the fourth quarter and year ended December 31, 2019.
Quarter Ended December 31, 2019 and Subsequent Highlights

•	Net income attributable to common stockholders totaled $1.8 million.

•	Net operating income, or NOI, totaled $58.5 million.

•	Funds from operations, or FFO, attributable to common stockholders equaled $33.7 million.

•	Modified funds from operations, or MFFO, attributable to common stockholders equaled $27.3 million.

•	Adjusted funds from operations, or AFFO, attributable to common stockholders equaled $28.3 million.

•
On October 4, 2019, the Company completed a merger transaction with Carter Validus Mission Critical REIT, Inc., or CVREIT, for total consideration transferred to stockholders of CVREIT of $952.8 million, consisting of $178.8 million in cash and $774.0 million in equity. Additionally, the Company paid off CVREIT's outstanding debt in the amount of $248.6 million at the time of the merger.

•	The Company purchased 62 healthcare properties, consisting of 60 properties acquired in the merger and two development properties, for approximately $1.2 billion.

•	On November 26, 2019, the Company sold one of three buildings and a portion of land related to one healthcare property for a sale price of $3.1 million and generated net proceeds of $2.9 million.

•
On February 19, 2020, the Company acquired one healthcare property for an aggregate contract purchase price of $4.8 million, located in the Des Moines market and comprised of approximately 14,669 rentable square feet 100% leased to a single tenant.

Michael Seton, the Company’s Chief Executive Officer and President, stated, "We are pleased to report that our same store operations demonstrated sustained growth in the fourth quarter. We successfully completed the integration of the properties acquired in the merger with CVREIT and are beginning to realize the benefits of an increase in size and diversity of our portfolio demonstrated by an increase in our revenues, NOI and FFO compared to the fourth quarter of 2018, however, our net income was adversely impacted by the impairment of a vacant property, which we are marketing for sale or lease. Subsequent to the end of the quarter, the global COVID-19 pandemic created a dramatic shift in the economy, our lives and the business landscape, consequently, we are closely monitoring the possible effects on our portfolio and proactively responding when and as appropriate. While it is impossible to anticipate the duration or severity of the pandemic and the possible impacts to our business, we will remain communicative as the situation evolves and keep our stockholders, tenants and business partners in our thoughts during this difficult time.”

An explanation of FFO, MFFO, AFFO, NOI and Tenant Reimbursements as well as reconciliations of such non-GAAP financial measures, which should not be considered alternatives to GAAP measures, to the most directly comparable U.S. GAAP measures, is included at the end of this release.
Financial Results
Quarter Ended December 31, 2019, Compared to Quarter Ended December 31, 2018

•
Net income attributable to common stockholders was $1.8 million for the quarter ended December 31, 2019, a decrease of 72%, compared to net income attributable to common stockholders of $6.5 million for the quarter ended December 31, 2018.

•	FFO attributable to common stockholders was $33.7 million for the quarter ended December 31, 2019, an increase of 54%, compared to $21.9 million for the quarter ended December 31, 2018.

•	MFFO attributable to common stockholders was $27.3 million for the quarter ended December 31, 2019, an increase of 55%, compared to $17.6 million for the quarter ended December 31, 2018.

•	AFFO attributable to common stockholders was $28.3 million for the quarter ended December 31, 2019, an increase of 55%, compared to $18.2 million for the quarter ended December 31, 2018.
The decrease in net income attributable to common stockholders during the periods presented above is primarily the result of the impairment loss recorded on one real estate healthcare property based on a letter of intent from a prospective buyer to purchase the property during the quarter ended December 31, 2019, coupled with an increase in the weighted average outstanding principal balance on the credit facility. The write-off and the increase in the interest expense were partially offset by an increase in rental revenues from the acquisition of 67 real estate properties during 2019.
The increases in FFO, MFFO and AFFO during the periods presented above are primarily the result of 67 property acquisitions consisting of 60 properties acquired in the merger and two development properties during the quarter ended December 31, 2019 (the impairment loss is removed when calculating these metrics).
Year Ended December 31, 2019, Compared to Year Ended December 31, 2018

•
Net income attributable to common stockholders was $2.8 million for the year ended December 31, 2019, a decrease of 90%, compared to net income attributable to common stockholders of $28.9 million for the year ended December 31, 2018.

•	FFO attributable to common stockholders was $97.8 million for the year ended December 31, 2019, an increase of 12% compared to $87.1 million for the year ended December 31, 2018.

•	MFFO attributable to common stockholders was $79.9 million for the year ended December 31, 2019, an increase of 15%, compared to $69.6 million for the year ended December 31, 2018.

•	AFFO attributable to common stockholders was $82.8 million for the year ended December 31, 2019, an increase of 14% compared to $72.5 million for the year ended December 31, 2018.
The reduction in net income attributable to common stockholders during the periods presented above is primarily the result of the impairment losses on two healthcare properties recorded in the third quarter of 2019 in the amount of $13.0 million due to terminating the leases with two tenants and in the fourth quarter of 2019 in the amount of $8.0 million based on a letter of intent from a prospective buyer to purchase the property. The Company wrote off straight-line rent, in-place lease intangible assets and below-market lease intangible liabilities related to the leases in an aggregate amount of $3.5 million. The Company also wrote off deferred financing costs related to its bridge facility commitment, which was terminated on August 7, 2019. Additionally, interest on credit facility increased due to an increase in the weighted average outstanding principal balance on the credit facility. The write-offs and the increase in interest on credit facility were partially offset by an increase in rental revenues from the acquisition of 67 real estate properties during 2019.
The increase in FFO during the periods presented above was the result of the same factors, excluding the impairment loss on real estate and in-place lease write offs, which are added back when calculating this metric. Straight-line rent and below-market lease write-offs, which are a part of rental revenue, were adjusted when calculating MFFO. AFFO was further adjusted for amortization of deferred financing costs and stock-based compensation.
Operating Results
Quarter Ended December 31, 2019, Compared to Quarter Ended December 31, 2018

•	NOI was $58.5 million for the quarter ended December 31, 2019, an increase of 59%, compared to $36.7 million for the quarter ended December 31, 2018.

•	Rental revenue was $69.4 million for the quarter ended December 31, 2019, an increase of 49%, compared to $46.6 million for the quarter ended December 31, 2018.
Year Ended December 31, 2019, Compared to Year Ended December 31, 2018

•	NOI was $169.9 million for the year ended December 31, 2019, an increase of 21%, compared to $140.0 million for the year ended December 31, 2018.

•	Total revenue was $210.9 million for the year ended December 31, 2019, an increase of 19%, compared to $177.3 million for the year ended December 31, 2018.
The increases in operating results during the periods presented above are primarily the result of 67 property acquisitions during 2019.
Portfolio Overview
As of December 31, 2019, the Company owned 152 real estate properties, located in 69 markets, comprising approximately 8.7 million of rentable square feet with an aggregate purchase price of approximately $3.1 billion. The Company's properties had a weighted average occupancy of 95.1% and weighted average remaining lease term of 10.1 years.
During the fourth quarter of 2019, the Company entered into a lease amendment with one of the tenants at the Atlanta Data Center property to expand the tenant's current space by approximately 25,000 square feet to 128,000 square feet, representing approximately 13% of the total rentable area at the property. Additionally, the tenant extended its lease by 15 years from the scheduled expiration date on June 30, 2023 to June 30, 2038.
Balance Sheet and Liquidity
As of December 31, 2019, the Company had total principal debt outstanding of $1,365.3 million, consisting of $457.3 million of notes payable and $908.0 million of the credit facility with a net debt leverage ratio, which is the ratio of principal debt outstanding less cash to fair market value of real estate plus the total aggregate purchase price of properties acquired after the net asset value date of October 31, 2019, of 42.1%. The Company’s outstanding debt was comprised of 51.8% fixed rate debt (including debt fixed through the use of interest rate swaps) and 48.2% variable rate debt.
As of December 31, 2019, the Company had liquidity of approximately $290.8 million, consisting of $69.3 million in cash and cash equivalents and $221.5 million in borrowing base availability on the credit facility.
Subsequent to December 31, 2019, the Company drew $95 million on its credit facility, $20 million of which was related to a property acquisition and to fund share repurchases, and $75 million was drawn to provide additional liquidity due to the uncertainty in overall economic conditions created by the COVID-19 pandemic.
Distributions
During the fourth quarter of 2019, the Company paid aggregate distributions of $24.7 million ($16.2 million in cash and $8.5 million reinvested in shares of common stock pursuant to its distribution reinvestment plan, or DRIP) and declared weighted average distributions per share of common stock in the amount of $0.12. The Company paid aggregate distributions of $89.4 million during the year ended December 31, 2019 ($49.5 million in cash and $39.9 million reinvested in shares of common stock pursuant to its DRIP) and declared weighted average distributions per share of common stock in the amount of $0.58.
The Company paid aggregate distributions and declared distributions per share of each class of common stock as follows:
Class A Shares:

•
paid distributions of $18.1 million for the quarter ended December 31, 2019 ($12.9 million in cash and $5.2 million reinvested in shares of common stock pursuant to the DRIP) and distributions of $58.8 million for the year ended December 31, 2019 ($34.7 million in cash and $24.1 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.13 for the quarter ended December 31, 2019, and $0.62 for the year ended December 31, 2019.
Class I Shares:

•
paid distributions of $1.7 million for the quarter ended December 31, 2019 ($1.0 million in cash and $0.7 million reinvested in shares of common stock pursuant to the DRIP) and distributions of $7.9 million for the year ended December 31, 2019 ($4.6 million in cash and $3.3 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.13 for the quarter ended December 31, 2019, and $0.62 for the year ended December 31, 2019.
Class T Shares:

•
paid distributions of $4.5 million for the quarter ended December 31, 2019 ($2.1 million in cash and $2.4 million reinvested in shares of common stock pursuant to the DRIP) and distributions of $20.8 million for the year ended December 31, 2019 ($9.4 million in cash and $11.4 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.10 for the quarter ended December 31, 2019, and $0.53 for the year ended December 31, 2019.
Class T2 Shares:

•
paid distributions of $0.4 million for the quarter ended December 31, 2019 ($0.2 million in cash and $0.2 million reinvested in shares of common stock pursuant to the DRIP) and distributions of $1.9 million for the year ended December 31, 2019 ($0.8 million in cash and $1.1 million reinvested in shares of common stock pursuant to the DRIP); and

•	declared distributions per share of $0.10 for the quarter ended December 31, 2019, and $0.53 for the year ended December 31, 2019.
Amended Share Repurchase Program
On October 2, 2019, the Company's board of directors approved an amended share repurchase program for the combined company following the merger, or the SRP. The SRP was effective with the first quarter repurchase date of January 31, 2020. For purposes of determining whether any former CVREIT stockholder qualifies for participation under the SRP, former CVREIT stockholders received full credit for the time they held CVREIT common stock prior to the closing of the merger.
Supplemental Information
The Company routinely provides information for investors and the marketplace using press releases, SEC filings and the Company's website at www.cvmissioncriticalreit2.com. The information that the Company posts to its website may be deemed material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company's press releases and SEC filings. A glossary of definitions and other supplemental information may be found attached to the Current Report on Form 8-K filed on April 2, 2020. A comprehensive listing of the Company's properties is available at www.cvmissioncriticalreit2.com.
About Carter Validus Mission Critical REIT II, Inc.
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded corporation headquartered in Tampa, Florida, that currently qualifies and is taxed as a real estate investment trust that engages in the acquisition of quality income-producing commercial real estate with a focus on data centers and healthcare facilities. As of December 31, 2019, the Company owned 152 real estate properties, consisting of 29 data centers and 123 healthcare properties located in 69 markets across the United States.
Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs regarding operational strategies, anticipated events and trends, the economy, and other future conditions and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are subject to various risks and uncertainties, and factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited availability of suitable investment opportunities; changes in interest rates, the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely impact the business of the Company; and other factors, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended 2019, copy of which is available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations:

Miranda Davidson
IR@cvreit.com

Consolidated Balance Sheet (amounts in thousands, except share data)

	December 31, 2019	December 31, 2018
ASSETS
Real estate:
Land	$343,444	$246,790
Buildings and improvements, less accumulated depreciation of $128,304 and $84,594, respectively	2,422,102	1,426,942
Total real estate, net	2,768,462	1,673,732
Cash and cash equivalents	69,342	68,360
Acquired intangible assets, less accumulated amortization of $64,164 and $42,081, respectively	285,459	154,204
Right-of-use assets - operating leases	29,537	—
Other assets, net	86,734	67,533
Total assets	$3,239,534	$1,963,829
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable, net of deferred financing costs of $2,500 and $3,441, respectively	$454,845	$464,345
Credit facility, net of deferred financing costs of $7,385 and $2,489, respectively	900,615	352,511
Accounts payable due to affiliates	9,759	12,427
Accounts payable and other liabilities	45,354	29,555
Acquired intangible liabilities, less accumulated amortization of $12,332 and $7,592, respectively	59,538	57,606
Operating lease liabilities	31,004	—
Total liabilities	1,501,115	916,444
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 510,000,000 and 500,000,000 shares authorized, respectively; 231,416,123 and 143,412,353 shares issued, respectively; 221,912,714 and 136,466,242 shares outstanding, respectively	2,219	1,364
Additional paid-in capital	1,981,848	1,192,340
Accumulated distributions in excess of earnings	(240,946)	(152,421)
Accumulated other comprehensive (loss) income	(4,704)	6,100
Total stockholders’ equity	1,738,417	1,047,383
Noncontrolling interests	2	2
Total equity	1,738,419	1,047,385
Total liabilities and stockholders’ equity	$3,239,534	$1,963,829

Consolidated Quarterly (Unaudited) and Annual Statements of Comprehensive Income (Loss) (amounts in thousands, except share data and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Rental revenue	$69,434	$46,571	$210,901	$177,333
Expenses:
Rental expenses	10,974	9,888	40,984	37,327
General and administrative expenses	3,244	1,870	8,421	5,396
Asset management fees	5,948	3,459	16,475	13,114
Depreciation and amortization	23,994	15,410	74,104	58,258
Impairment loss on real estate	8,000	—	21,000	—
Total expenses	52,160	30,627	160,984	114,095
Gain on real estate disposition	79	—	79	—
Income from operations	17,353	15,944	49,996	63,238
Interest and other expense, net	15,566	9,478	47,214	34,365
Net income attributable to common stockholders	$1,787	$6,466	$2,782	$28,873
Other comprehensive income (loss):
Unrealized income (loss) on interest rate swaps, net	$2,379	$(4,975)	$(10,907)	$2,390
Other comprehensive income (loss)	2,379	(4,975)	(10,907)	2,390
Comprehensive income (loss) attributable to common stockholders	$4,166	$1,491	$(8,125)	$31,263
Weighted average number of common shares outstanding:
Basic	218,928,165	135,271,638	157,247,345	131,040,645
Diluted	218,955,915	135,297,138	157,271,668	131,064,388
Net income per common share attributable to common stockholders:
Basic	$0.01	$0.05	$0.02	$0.22
Diluted	$0.01	$0.05	$0.02	$0.22
Distributions declared per common share	$0.12	$0.18	$0.58	$0.63

Use of Non-GAAP Information
Net operating income, a non-GAAP financial measure, is defined as rental revenues, less rental expenses, which excludes depreciation and amortization, impairment loss on real estate, general and administrative expenses, asset management fees, gain on real estate disposition and interest and other expense, net. The Company believes that net operating income serves as a useful supplement to net income because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies between periods on a consistent basis. Net operating income should not be considered as an alternative to net income determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, net operating income should be examined in conjunction with net income as presented in the condensed consolidated financial statements and data included on the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2020.
The following are reconciliations of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to net operating income for the three months and years ended December 31, 2019 and 2018 (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Rental revenue	$69,434	$46,571	$210,901	$177,333
Expenses:
Rental expenses	10,974	9,888	40,984	37,327
Net operating income	58,460	36,683	169,917	140,006

Expenses:
General and administrative expenses	3,244	1,870	8,421	5,396
Asset management fees	5,948	3,459	16,475	13,114
Depreciation and amortization	23,994	15,410	74,104	58,258
Impairment loss on real estate	8,000	—	21,000	—
Gain on real estate disposition	79	—	79	—
Income from operations	17,353	15,944	49,996	63,238
Interest and other expense, net	15,566	9,478	47,214	34,365
Net income attributable to common stockholders	$1,787	$6,466	$2,782	$28,873
The Company generates its net operating income from property operations. In order to evaluate the overall portfolio, management analyzes the net operating income of same store properties. The Company defines "same store properties" as operating properties that were owned and operated for the entirety of both calendar periods being compared and excludes properties under development. Legacy CVREIT property activities represent amounts recorded since the merger transaction. By evaluating the property net operating income of the same store properties, management is able to monitor the operations of the Company's existing properties for comparable periods to measure the performance of the current portfolio and determine the effects of new acquisitions on net income.

The following table presents same store and non-same store components of net operating income for the three months and years ended December 31, 2019 and 2018 (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Same store rental revenue	$40,183	$39,654	$140,665	$141,322
Legacy CVREIT properties rental revenue	20,330	—	20,330	—
Non-same store rental revenue	2,894	981	25,048	11,605
Same store tenant reimbursements	4,929	6,133	20,326	22,475
Legacy CVREIT properties tenant reimbursements	761	—	761	—
Non-same store tenant reimbursements	334	102	3,584	1,882
Other operating income	3	(299)	187	49
Total rental revenue	69,434	46,571	210,901	177,333
Expenses:
Same store rental expenses	8,505	9,525	32,818	33,385
Legacy CVREIT properties rental expenses	2,017	—	2,017	—
Non-same store rental expenses	452	363	6,149	3,942
Net operating income	$58,460	$36,683	$169,917	$140,006
Funds From Operations (“FFO”), Modified Funds From Operations (“MFFO”) and Adjusted Funds From Operations ("AFFO") are non-GAAP financial measures. FFO is calculated using the NAREIT definition: net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In addition to FFO, the company uses MFFO as a supplemental financial performance measure of our operating performance and believe it is frequently used by investors and other interested parties in the evaluation of non-traded REITs. The Company’s MFFO calculation complies with the Institute of Portfolio Alternative’s (“IPA”) Practice Guideline by excluding amortization of above- and below-market leases, along with the right-of-use assets - operating leases and operating lease liabilities, resulting from above- and below- market ground leases, amounts related to straight-line rents and ineffectiveness of interest rate swaps. The other adjustments included in the IPA’s Practice Guideline are not applicable to the Company. In addition to FFO and MFFO, the Company uses AFFO as a supplemental financial performance metric to further evaluate its operating performance. The Company calculates AFFO, a non-GAAP measure, by further adjusting MFFO for the following items included in the determination of GAAP net income: amortization of deferred financing costs and stock-based compensation, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect AFFO on the same basis. Other REITs report AFFO, however, other REITs may use different methodologies for calculating AFFO and, accordingly, the Company’s AFFO may not be comparable to other REITs.
FFO, MFFO and AFFO are not intended to represent cash flow from operations for the period and are only intended to provide an additional measure of performance by adjusting for the effect of certain items noted above. The Company’s management, along with others in the real estate industry, consider FFO, MFFO and AFFO to be appropriate supplemental measures of a REIT’s operating performance because they provide a more complete understanding of the Company’s performance to investors and management.

The following is a reconciliation of net income attributable to common stockholders, which is the most directly comparable GAAP financial measure, to FFO, MFFO and AFFO for the three months and years ended December 31, 2019 and 2018 (amounts in thousands, except share data and per share amounts):

	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders	$1,787	$6,466	$2,782	$28,873
Adjustments:
Depreciation and amortization (1)	23,994	15,410	74,104	58,258
Gain on real estate disposition	(79)	—	(79)	—
Impairment loss on real estate	8,000	—	21,000	$—
FFO attributable to common stockholders	$33,702	$21,876	$97,807	$87,131
Adjustments:
Amortization of intangible assets and liabilities (2)	(810)	(1,022)	(4,248)	(4,280)
Reduction in the carrying amount of right-of-use assets - operating leases, net	212	—	577	—
Straight-line rent (3)	(5,767)	(3,355)	(14,207)	(13,364)
Ineffectiveness of interest rate swaps	—	70	—	98
MFFO attributable to common stockholders	$27,337	$17,569	$79,929	$69,585
Adjustments:
Amortization of deferred financing costs	949	605	2,825	2,810
Stock-based compensation	25	23	89	90
AFFO attributable to common stockholders	$28,311	$18,197	$82,843	$72,485
Weighted average common shares outstanding - basic	218,928,165	135,271,638	157,247,345	131,040,645
Weighted average common shares outstanding - diluted	218,955,915	135,297,138	157,271,668	131,064,388
Net income per common share - basic	$0.01	$0.05	$0.02	$0.22
Net income per common share - diluted	$0.01	$0.05	$0.02	$0.22
FFO per common share - basic	$0.15	$0.16	$0.62	$0.66
FFO per common share - diluted	$0.15	$0.16	$0.62	$0.66

(1)
During the year ended December 31, 2019, we wrote off two in-place lease intangible assets in the amount of approximately $3.2 million by accelerating the amortization of the acquired intangible assets.

(2)
Under GAAP, certain intangibles are accounted for at cost and reviewed for impairment. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate. During the year ended December 31, 2019, we wrote off one below-market lease intangible liability in the amount of approximately $0.2 million by accelerating the amortization of the acquired intangible liability.

(3)
Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays if applicable). This may result in income recognition that is significantly different than the underlying contract terms. During the year ended December 31, 2019, we wrote off approximately $0.5 million of straight-line rent. By adjusting for the change in straight-line rent receivable, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with our analysis of operating performance.